SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. __)

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GERMAN AMERICAN BANCORP, INC.
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GERMAN AMERICAN BANCORP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2016
We are pleased to notify you that we will hold the 2016 annual meeting of our shareholders on Thursday, May 19, 2016, at 6:30 P.M., Eastern Time, at the Klub Haus 61, 2031 Newton Street, Jasper, Indiana, for the following purposes:

1.
To elect four (4) Class I directors to serve until the 2019 annual meeting of our shareholders; one (1) Class II director to serve until the 2017 annual meeting; and one (1) Class III director to serve until the 2018 annual meeting;

2.	To approve, on an advisory basis, the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and
3.    To transact such other business as may properly come before the meeting.
Our Board of Directors has established the close of business on March 14, 2016 as the "record date" for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.
We invite you to attend this annual meeting in person. Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope - or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.

GERMAN AMERICAN BANCORP, INC.

CLAY W. EWING Secretary

April 1, 2016
Jasper, Indiana

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.
to be held May 19, 2016
INTRODUCTION
The Board of Directors of German American Bancorp, Inc. is soliciting proxies from shareholders for its use at the 2016 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on Thursday, May 19, 2016, at 6:30 P.M., Eastern Time, at the Klub Haus 61, 2031 Newton Street, Jasper, Indiana.
To improve readability, German American Bancorp, Inc., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as "we" or "our" or "us") and will address its shareholders using second-person words (such as "you" or "your"). We will also sometimes refer to German American Bancorp, Inc., as "the Company." References to the Board of Directors of the Company in this proxy statement will usually be shortened to "our Board." References to our “Proxy Committee” will refer to Mr. U. Butch Klem and Mr. Raymond W. Snowden, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by shareholders that sign and return such proxy cards.
We are mailing this proxy statement, together with our 2015 annual report (Form 10-K) and summary annual report, a proxy card and an invitation to attend our annual meeting, to our shareholders on or about April 1, 2016.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 19, 2016:
This Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available free of charge at www.edocumentview.com/GABC.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:

1.
To elect four (4) Class I directors to serve until the 2019 annual meeting of our shareholders; one (1) Class II director to serve until the 2017 annual meeting; and one (1) Class III director to serve until the 2018 annual meeting;

2.	To approve, on an advisory basis, the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the meeting.
Shareholders Entitled to Vote at the Meeting
Our Board has established the close of business on March 14, 2016 as the "record date" for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 15,221,253 of our common shares were issued and outstanding, held by approximately 3,594 registered shareholders of record. Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares By Proxy That You Hold In Your Name
You have three choices:

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VOTE BY INTERNET - www.envisionreports.com/GABC. Use the Internet to transmit your voting instructions up until 1:00 A.M. Central Time on May 19, 2016. Have your proxy card in hand when you access the web site. Follow the steps outlined on the secured website.

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VOTE BY PHONE - 1-800-652-VOTE (8683). Call toll free within the United States, Canada, and Puerto Rico any time on a touch tone telephone up until 1:00 A.M. Central Time on May 19, 2016. There is NO CHARGE to you for the call. Have your proxy card in hand when you call. Follow the instructions provided by the recorded message.

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VOTE BY MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or mail it to Proxy Services, c/o Computershare Investor Services, P O Box 43102, Providence, RI 02940-5068.

Voting Shares That You Hold in Brokerage or Similar Accounts
Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposal 1 but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 2. In such cases, a "broker non-vote" may be entered with respect to your shares on Proposal 1 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote "for" or "withhold" (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote "for," "against" or "abstain" with respect to:

•	the nonbinding advisory proposal on the approval of the appointment of Crowe Horwath LLP (Proposal 2 on the proxy card), and

•
any other proposal that may properly be brought before the meeting (if you return a proxy card, you will appoint our Proxy Committee as your proxy to vote "for," "against" or "abstain" with respect to your shares, and will have no opportunity on the proxy card to direct the Proxy Committee as to such proposals due to their presently unknown nature).

Our Board's Voting Recommendations
Our Board recommends that you vote:

•	FOR the election as directors of the six individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card); and

•
FOR the approval, on an advisory basis, of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016 (Proposal 2 on the proxy card).

If any other matter is properly brought before the annual meeting, the Company - through the individuals named on the enclosed proxy card acting as our "Proxy Committee," or their designees, and pursuant to the blanket authorization granted under the proxy card - will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Approve Each Proposal
Six positions on our Board are scheduled to be filled by vote of the shareholders at the annual meeting. As a shareholder, you are entitled to cast one vote per share for each of up to six nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing six times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the greatest number of affirmative votes cast (the four highest for Class I and the highest for each of Class II and Class III) will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
A majority of the votes cast at the meeting will approve: (i) the proposal to approve the appointment of Crowe Horwath LLP and (ii) all other matters that arise at the annual meeting.
Please note, however, that because the votes on the appointment of Crowe Horwath LLP is advisory in nature, the result of such vote will not be binding upon our Board or its committees.
Quorum
Indiana law provides that any shareholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Indiana law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.
A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by shareholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by "broker non-votes," described above under "Voting Shares That You Hold in Brokerage or Similar Accounts") will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been "cast" on that proposal and therefore will not affect the outcome of the vote on any proposals described by this Proxy Statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the two numbered proposals specifically described by this Proxy Statement, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.

Revocation of Proxies or Voting Instructions
A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a shareholder of record has voted via the Internet or by telephone, such shareholder may also change that vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless a shareholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the shareholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Our full Board currently consists of twelve (12) directors, after having increased its size from eleven (11), on February 29, 2016, as part of our merger (the (“Merger”) with River Valley Bancorp (“River Valley”). Our Board is divided into three classes (Class I, Class II and Class III), and directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of directors at each annual meeting. The term of office of the current Class I directors expires at this annual meeting. The terms of the Class II and Class III directors expire at the annual meetings of shareholders in 2017 and 2018, respectively. The vacancy caused by the increase in the number of directors was made in Class II.

In order to fill the vacancy caused by the increase in the number of members and to nominate a member of the River Valley Board to a three-year term at this shareholder meeting, pursuant to the terms of the Agreement and Plan of Reorganization, dated October 26, 2015, among the Company, German American Bancorp, River Valley and River Valley Financial Bank, relating to the Merger, Lonnie D. Collins, a former director of River Valley, was appointed as a Class II director of our Board, subject to his agreement to resign at this annual meeting and to accept the nomination as a Class I director whose term will expire, if elected, at the 2019 annual meeting of shareholders. The terms of Douglas A. Bawel, Marc D. Fine, J. David Lett and Thomas W. Seger are also expiring at this annual meeting.

Our Board, on the recommendation of the Governance/Nominating Committee, has nominated Messrs. Collins, Fine, Lett and Seger for re-election at this year's annual meeting. If re-elected, each of these four nominees will serve on our Board until the 2019 annual meeting, or until his successor is duly elected and qualified in accordance with the Company's Bylaws. In addition, in order to equally fill each class of directors, our Board, on the recommendation of the Governance/Nominating Committee, has also nominated for election at this annual meeting:

(i)     Chris A. Ramsey, as a Class II director, to hold office until the 2017 annual meeting of shareholders, or until his successor is duly elected and qualified in accordance with the Company's Bylaws (as a current Class III director whose term does not expire until 2018, Mr. Ramsey has agreed to resign as a Class III director in order to stand for election to fill the vacancy in Class II); and

(ii)     Douglas A. Bawel, as a Class III director, to hold office until the 2018 annual meeting of shareholders, or until his successor is duly elected and qualified in accordance with the Company's Bylaws (as a current Class I director whose term is expiring at this annual meeting, Mr. Bawel has agreed to stand for election to fill the vacancy in Class III).

If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board. Our Board has no reason to believe that any of the nominees will be unable to accept election.

The tables below present certain information concerning our Board's nominees for election at this year's annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Governance/Nominating Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2016.
Following these tables is information concerning our corporate governance and committee structures. We have noted in the tables the Committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, and Governance/Nominating Committees. Our directors also serve on other committees of our Board and the board of directors of the Company's banking subsidiary that are not required to be described by this Proxy Statement and which are therefore not identified in these listings.
Elsewhere in this proxy statement you will find information concerning the numbers of our common shares that are beneficially owned by each of our directors (see "OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS") and information regarding the compensation of our directors (see "EXECUTIVE AND DIRECTOR COMPENSATION"). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all six of the nominees named below.

The following persons have been nominated for election to the Board:

Class I Nominees for Election at this Annual Meeting (Terms Expiring at the 2019 Annual Meeting):
Lonnie D. Collins
Lonnie D. Collins, 67, was appointed to our Board effective March 1, 2016, as a result of the Merger with River Valley Bancorp. He practiced real estate law, corporate law and estate planning as an attorney in River Valley's market area for over 35 years, retiring from such practice in 2013. He also served as Secretary of River Valley for over 31 years. Our Board believes that Mr. Collins' knowledge of the markets in which River Valley has operated and his familiarity with River Valley's personnel and history make his service as a director valuable to the Company.

Marc D. Fine
Marc D. Fine, 56, has served as a director of the Company since his election in 2011. Mr. Fine was a director of the former Bank of Evansville, having been among its founding director group in 2001. Mr. Fine has practiced business law in Evansville, Indiana since 1984 and was a founding partner of the law firm of Rudolph, Fine, Porter & Johnson, LLP, in Evansville. Rudolph, Fine, Porter & Johnson, LLP merged in 2014 with Jackson Kelly PLLC and Mr. Fine became the Managing Member of the Evansville office. He is also active in many civic and community organizations and is a Commissioner of the Indiana Gaming Commission (since 2008), an official agency of the State of Indiana that oversees the state's gaming industry. Our Board believes that Mr. Fine's experience in business (including the banking business), state government, and law, in addition to his involvement in the Evansville business and civic communities, is of significant benefit to it.

J. David Lett
J. David Lett, 63, a director of the Company since 2000 and a member of its Governance/Nominating Committee, has practiced law for over 34 years with Lett & Jones, a law firm in Martin County, Indiana (part of the Company's southern Indiana market area) that provides legal services to a wide range of individual, governmental and organizational clientèle in Martin, Daviess and Dubois Counties. Mr. Lett's professional and civic relationships and stature within these communities position him well to offer valuable insight and perspective on a variety of matters relating to the Company's banking, insurance, investment, and trust services.

Thomas W. Seger
Thomas W. Seger, 58, has served as a director of the Company since his election to a newly-created board seat, effective August 16, 2011 and is Chairman of our Board's Compensation/Human Resources Committee and is a member of our Governance/Nominating Committee. Mr. Seger is Vice President of Wabash Valley Produce, a large poultry producer, headquartered in Dubois, Indiana, and President of Simple Transport, which is also located in Dubois, Indiana. As a result of Mr. Seger's 37 years of experience in poultry and agriculture, Mr. Seger brings to our Board unique perspectives based on his knowledge of the agricultural industry on a local, regional, and national level. In addition, Mr. Seger's many years of experience in human resource management with Wabash Valley enhance his effectiveness as Chairman of our Compensation/Human Resources Committee.

Class II Nominee for Election at this Annual Meeting to Fill Vacancy (Term Expiring at the 2017 Annual Meeting):
Chris A. Ramsey
Chris A. Ramsey, 59, has served as a director of the Company since his election to a newly-created board seat, effective January 1, 2011. Mr. Ramsey is president of Ramsey Development LLC (a real estate company based in Tell City, Indiana) and the owner of several businesses in the construction and real estate industry with over 30 years of experience in real estate. Mr. Ramsey has served on the boards of directors of the former Bank of Evansville, the former Tell City National Bank (Tell City, Indiana) and the former First National Bank (Cannelton, Indiana). Mr. Ramsey therefore brings valuable bank director experience, as well as, real estate experience to our Board.

Class III Nominee for Election at this Annual Meeting to Fill Vacancy (Term Expiring at the 2018 Annual Meeting):
Douglas A. Bawel
Douglas A. Bawel, 60, a director of the Company since 2004, is a member of its Audit Committee and Compensation/Human Resources Committee.  He is Chairman and Chief Executive Officer of Jasper Engines & Transmissions, a $580 million 100% ESOP Company that remanufactures engines and transmissions, based in Jasper, Indiana, with over 3,000 Associates. Mr. Bawel previously served from January 1999 to June 2007 as an outside director of Steel Technologies, Inc., a publicly-held company and served as Chair of its Marketing Management Group and a member of its Audit Committee.  He also serves as President of Patoka Valley Health Cooperative and as a Board Member of OFS Brands and chairs OFS Brands' Manufacturing Group. Our Board values Mr. Bawel's insights gained from his years of management experience and his past experience in serving on another publicly-held company's board of directors.

The following persons will continue as directors:

Continuing Class II Directors (Terms Expiring at the 2017 Annual Meeting):
Christina M. Ernst
Christina M. Ernst, 66, has been a director of the Company since 2004 and presently serves as a member of the Board’s Compensation/Human Resources Committee. She has served since 1988 as President and CEO of Miller Construction Company, Inc., an electrical power line contractor based in Vincennes, Indiana, with revenues of $33 million in 2015 and approximately 100 employees. Among her duties is overseeing the investment of approximately $635 million of assets of a Taft Hartley benefit fund as a trustee and member of the investment committee. Ms. Ernst previously served on the board of directors of another publicly held community bank holding company based in Vincennes, Indiana, prior to its acquisition by a larger bank in 1998. She currently serves as Vice Chairman of the board of the Vincennes University Foundation. Our Board believes that Ms. Ernst brings to it varied business and investment management experiences, and knowledge of Vincennes, Indiana and the surrounding Knox County community.

M. Darren Root
M. Darren Root, 55, was appointed to the Board effective January 1, 2013. Mr. Root serves as the Chairman of the Audit Committee of our Board. Mr. Root is President and founding member of Root & Associates LLC, a Bloomington, Indiana-based accounting firm, and CEO of RootWorks LLC, a membership-based consulting firm dedicated to educating small and mid-size accounting firms on technology, practice management, marketing, branding and more. Mr. Root holds CPA, CITP (Certified Information Technology Professional), and CGMA (Chartered Global Management Accountant) credentials. Mr. Root is the author of “The Intentional Accountant” and co-authored the books “The E-Myth Accountant” and “Youtility for Accountants.” He is the former Executive Editor of CPA Practice Advisor. Our Board believes that Mr. Root’s knowledge base in the areas of accounting, audit, finance, and technology enhances Board and Audit Committee decision-making, and that he brings a depth of knowledge of the Bloomington, Indiana market area to the Board.

Mark A. Schroeder

Mark A. Schroeder, 62, has served as a director of the Company since 1991, as its Chief Executive Officer since 1999 and as its Chairman since 2009. Mr. Schroeder, who was certified as a public accountant in Indiana in 1995, has over 40 years of day-to-day banking experience, including experience as the Company's chief lending officer and as the Company's chief financial officer and chief operating officer. Mr. Schroeder is active in Indiana and national industry organizations, including the boards of directors of leading state (1999-2011) and national community banking industry associations, and since 2007 has served as Vice Chairman of the Board of Members of the Indiana Department of Financial Institutions, an official agency of the State of Indiana that oversees the banking and finance industry. Our Board believes that Mr. Schroeder's banking industry knowledge and experience, and his insights as CEO, are invaluable.

Continuing Class III Directors (Terms Expiring at the 2018 Annual Meeting):
U. Butch Klem
U. Butch Klem, 65, has served as a director of the Company since 2004, is Chairman of the Governance/Nominating Committee of our Board and is a member of its Compensation/Human Resources Committee. Mr. Klem, President and CEO of U.B. Klem Furniture Company, a furniture manufacturer based in Jasper, Indiana, founded that company in 1973, and has grown it to a medium-sized manufacturer employing over 100 people. In the course of managing that growth, Mr. Klem has gained experience in sales, human resources, accounting and finance. Mr. Klem has been our Board's "lead independent director" since 2009, and he provides our Board with leadership, as well as his business insights gained from his successful entrepreneurial activities.

Raymond W. Snowden
Raymond W. Snowden, 65, was appointed to our Board effective February 1, 2014, to fill a newly-created Board seat. He is also serving as a member of our Board’s Audit Committee. Mr. Snowden is the Board Chairperson of Jasper, Indiana-based Memorial Hospital and Health Care Center. He also was the Center's President and Chief Executive Officer from 1999 to April 2015, and has over 31 years of management experience in the health care industry. He also serves as a Board member for the Vincennes University-Jasper Foundation, and Welborn Baptist Foundation in Evansville, and is a past Board member of the Genesis Health Alliance, Indiana Hospital Association, Patoka Valley Healthcare Cooperative and of Dubois Strong (formerly Dubois County Area Development Corporation). Mr. Snowden was appointed as a member of the Jasper Economic Development Commission in 2011 and continues to serve in that capacity. Mr. Snowden therefore brings health care industry knowledge to our Board, as well as insights into economic development initiatives in our heritage banking markets.

Michael J. Voyles
Michael J. Voyles, 67, has served as a director of the Company since 1998 (and as a member of the board of a predecessor banking company for 13 years prior to its affiliation with the Company), and is a member of its Audit Committee. Mr. Voyles, who currently is President of Voyles Properties, LLC (real estate holdings) and M.J.V. Inc. (rental properties), was President of Voyles Supermarket, Inc. (retail groceries) based in Petersburg, Indiana, from 1985 through its sale in January 2009. Our Board has benefited and expects to continue to benefit from the varied business experiences of Mr. Voyles as well as his knowledge of the Petersburg (and surrounding Pike County) Indiana community.

Board Leadership Structure
Our Board is led by a lead independent director and by a Chairman of the Board. The lead independent director assists our Board in assuring effective corporate governance and serves as chairperson of meetings of the independent directors that are held without the presence of any directors who may at that time be deemed not to be independent. The lead independent director also chairs meetings of our Board during any meetings or portions of meetings if the Chairman of the Board is absent. The Chairman of the Board chairs meetings of our Board (other than the separate sessions only of the Board's independent directors) and of our shareholders. Mr. Klem is our Board's lead independent director and Mr. Schroeder (our Chief Executive Officer) is our Chairman of the Board.
Our Board believes that this leadership structure is the most appropriate for our Company. Our Board believes that it benefits by the efficiencies achieved in having the role of CEO and Chairman combined in the same individual (Mr. Schroeder), and that the detailed knowledge of our day-to-day operations and business possessed by our Chairman of the Board as a result of his also acting as our CEO greatly enhances the decision-making processes of our Board as a whole. The independence of the Board as a whole is not compromised, however, as a result of the active involvement of Mr. Klem as the designated lead independent director, who is in a position to ensure that the powers and duties of the Chairman are being handled responsibly despite the dual role held by the Chairman as CEO. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly meet in independent sessions without Mr. Schroeder in attendance.
Director Independence
In accordance with rules of The NASDAQ Stock Market, our Board affirmatively determines the independence of each Director and nominee for election as a Director. Our Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of NASDAQ because none of them have any relationship with the Company that, in the opinion of our Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that Mark A. Schroeder is not independent because he is the Chairman and Chief Executive Officer of the Company.
Our Board has not established its own definitions (different from the definitions and interpretations of NASDAQ) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to our Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company's bank subsidiary with members of our Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company's most recent proxy statement or that become known to our Board from time to time after the issuance of that proxy statement.
In considering the independence of Directors Fine and Lett, the Board reviewed the Company's relationships with the law firms of which those directors are partners. Both of those law firms have their offices in the geographic markets served by the Company's banking and other subsidiaries. Mr. Lett's firm has served as counsel for the Company's subsidiaries in the past and expects that it may continue to do so in the future. Payments by the Company and its subsidiaries to Mr. Lett's firm for that firm's services during 2015 did not exceed $10,000 and are not expected to exceed $10,000 on an annualized basis in the future. Mr. Fine's firm from time to time represents the interests of the Company and its subsidiaries in legal matters arising in the Evansville area. During 2015, the fees paid to Mr. Fine’s firm (primarily in relation to matters that were not being handled by Mr. Fine personally) were approximately $136,000. These fees represent less than 1% of the total fees received by Jackson Kelly PLLC during 2015. On the basis of this review, our Board determined that these law firm relationships did not interfere with the ability of either of those two directors to exercise his independent judgment in carrying out his responsibilities as a director of the Company.

Subsidiary Board Memberships
All members of our Board also serve on the board of directors of German American Bancorp, our wholly-owned bank subsidiary, and, if applicable, upon the same committees of the bank subsidiary board of directors as they serve on our Board. In addition:

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several of our directors participate in selected meetings of the separate advisory boards of certain banking regions of our bank subsidiary, as follows: Mr. Snowden, East Region; Mr. Lett, West Region; Mr. Fine, South Region; Mr. Root, North Region; and Mr. Klem, floats between Regions.

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Directors Ernst, Lett, Schroeder, Ramsey and Voyles are members of the boards of directors of two of our other principal operating subsidiaries, German American Investment Services, Inc. and German American Insurance, Inc.

Risk Oversight
All members of our Board oversee the management of our Company's affairs directly and through its committees. In doing so, our Board acts at all times with a view to the best interests of our Company and our shareholders. In fulfilling its mandate, our Board, among other matters, is responsible for reviewing the principal risks of our Company's business to ensure the appropriate systems are in place to manage these risks. The Audit Committee of our Board is charged with the responsibility to assist our Board in monitoring our principal financial risks and the processes employed to manage such risks. In discharging its mandate, the Audit Committee of our Board discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management practices.
Committees and Attendance
Our Board held 11 meetings during 2015. All of the directors who acted as such at any time during 2015 attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served that were held during 2015.
Our Board has standing committees that address issues relating to audit, executive compensation and nominations:

•
The Audit Committee, presently consisting of Directors Bawel, Root, Snowden, and Voyles, met 5 times in 2015. The Audit Committee oversees the Company's accounting and financial reporting processes and the audits of the Company's consolidated financial statements and internal control over financial reporting.

•
The Compensation/Human Resources Committee, presently consisting of Directors Bawel, Ernst, Klem, and Seger, met 2 times during 2015. The Compensation/Human Resources Committee reviews compensation for the executives and officers, other than the Named Executive Officers, and makes recommendations to our Board with respect to the compensation of the NEOs.

•
The Governance/Nominating Committee, presently consisting of Directors Klem, Lett and Seger, met 3 times during 2015. The Governance/Nominating Committee assists our Board with respect to the composition, performance and functioning of our Board (including the recommendation of nominees for election or appointment to our Board) and the effectiveness of the Company's corporate structure and governance.

Each of the members of the Audit Committee, Compensation/Human Resources Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of NASDAQ. In addition, each member of the Audit Committee and of the Compensation/Human Resources Committee satisfies the additional independence requirements specified by those listing standards for audit committee members and compensation committees, respectively.

Corporate Governance Guidelines
The Board’s Corporate Governance Guidelines are available for review by shareholders in the Corporate Profile - Governance Documents section of the Investor Relations portion of the Company's web site, www.germanamerican.com). These Guidelines address (among other matters):

•	the composition and structure of the board, including the independence of directors and board leadership, each of which are discussed above;

•	the criteria and procedures for assessing the effectiveness and suitability for service of directors and proposed directors;

•	the responsibilities and compensation of directors;

•	the identification, structure and composition of the committees of our Board;

•
the policy of our Board to hold executive sessions of the independent board members (without the presence of management or other directors deemed by our Board not to be independent) in connection with each regularly scheduled Board meeting, and at other times as necessary; and

•	procedures by which shareholders may communicate with our Board.
In addition, the Corporate Governance Guidelines establish expectations for ownership of our common stock by our non-employee directors and our chief executive officer. Under these guidelines, non-employee directors are expected to attain an investment position in shares of our common stock (measured by the same rules as are used for determining the number of shares beneficially owned in our annual meeting proxy statement) equal to a multiple of three times their current annual cash retainer and the chief executive officer is expected to attain an investment position in our common shares equal to three times his or her base salary. Exceptions to these ownership guidelines may be approved by the lead independent Director for good reason.
Director Nominations Process
Our Board adopted a charter for the Governance/Nominating Committee in 2013 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in June 2015. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by our Board for election to our Board, and specifies that our Board will consider for nomination for election to our Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. A current copy of the charter is available for review by shareholders in the Corporate Profile - Governance Documents section of the Investor Relations portion of the Company's web site, www.germanamerican.com.
In evaluating candidates for membership on our Board, the Governance/Nominating Committee is required by the charter to consider favorably those candidates who, in the Governance/Nominating Committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves our Board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to the Company's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company's interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.
The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of our Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company's principal executive offices on or before December 1st of the year preceding the annual meeting for which the recommendation is made.
In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of our Board, including the chief executive officer and other officers who may be members of our Board, and with other executive officers of the Company with a view to identifying persons who may be qualified to serve on our Board. The Governance/Nominating Committee may also, in its discretion as granted by the charter, engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to our Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.
The charter provides that the Governance/Nominating Committee shall not recommend any candidate to our Board as a nominee for election as director unless such candidate (a) will be at least 25 years of age at the time of election (our Bylaws also provide that no person 69 years of age or older at time of election shall be elected to our Board, unless waived by our Board); (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the Securities and Exchange Commission which legal proceedings would be disclosable in the Company's next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company's Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for our Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of our Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to our Board) will, as a result of prior service on our Board or otherwise, have business experience in the banking, insurance, or securities industries.
While the Company hopes and intends that the application of the above criteria will result in a board of directors that is comprised of individuals from different walks of life and experiences and will in that sense be a diverse group, the Governance/Nominating Committee has not adopted a diversity policy and does not consider race, gender, national origin or other traditional classifications in considering qualifications or desirability of a candidate for service on our Board of the Company.
The Governance/Nominating Committee recommended to our Board that the six nominees named in this proxy statement, each an incumbent director, be nominated for election at this year's annual meeting.
Communication with Directors and Director Attendance at Annual Meetings
Our Board has adopted a procedure by which shareholders may send communications to our Board as part of the Corporate Governance Guidelines. These Guidelines are available for review by shareholders in the Corporate Profile - Governance Documents section of the Investor Relations portion of the Company's web site, www.germanamerican.com. Further, our Board had adopted a resolution that declares that it is the policy of this Board that all members of our Board, regardless of whether they are standing for re-election at any such meeting, are strongly encouraged to attend each annual meeting of the shareholders of the Company that occurs during their tenure on our Board. All of the members of our Board who were in office at such time attended the 2015 annual meeting of shareholders.

OUR EXECUTIVE OFFICERS
Our executive officers are:

Name	Principal Positions	Age
Mark A. Schroeder	Chairman and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and its principal subsidiaries.	62
Clay W. Ewing	President of the Company and its bank subsidiary.	60
Bradley M. Rust	Executive Vice President and Chief Financial Officer of the Company and its bank subsidiary.	49
Randall L. Braun	Senior Vice President / Head of Retail Banking of the Company and its bank subsidiary.	56
Keith A. Leinenbach	Senior Vice President / Chief Credit Officer of the Company and its bank subsidiary.	57

Mr. Schroeder has been our Chief Executive Officer, and each of Mr. Ewing and Mr. Rust has held executive officer positions with management responsibilities in his current functional area of responsibility for the Company and its subsidiaries, for the last five years. Mr. Braun and Mr. Leinenbach were first designated by the Board of Directors as "executive officers" of the Company for certain securities law purposes at the annual reorganization meeting of our Board of Directors held in 2012. Mr. Braun joined the Company in November 2011 and before that spent over 20 years with Fifth Third Bank. Prior to 2009, Mr. Braun served as Senior Vice President, Senior Commercial Banker for Fifth Third at a location in Southern Indiana and then from 2009 through 2011 served in a similar capacity at a South Florida Fifth Third location. Mr. Leinenbach, who has over 30 years of commercial banking experience, served as Chief Credit Officer of the Company since January 2012 and before that spent over 11 years with German American as a Regional Commercial Credit Officer and a Commercial Banking Officer.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS
The following table presents certain information as of March 1, 2016, regarding the beneficial ownership of our common shares by our directors and executive officers.

Name	Common Shares Beneficially Owned[1]		Percentage of Outstanding Shares

Douglas A. Bawel	38,669	[2]	*
Christina M. Ernst	31,832	[3]	*
Marc D. Fine	23,417		*
U. Butch Klem	201,036	[4]	1.32%
J. David Lett	55,896	[5]	*
Chris A. Ramsey	163,982	[6]	1.08%
M. Darren Root	6,831		*
Mark A. Schroeder	95,436	[7]	*
Thomas W. Seger	356,426	[8]	2.34%
Raymond W. Snowden	15,000	[9]	*
Michael J. Voyles	91,707	[10]	*
Lonnie D. Collins	48,189	[11]	*
Clay W. Ewing	50,037		*
Bradley M. Rust	23,675	[12]	*
Randall L. Braun	6,209		*
Keith A. Leinenbach	19,810		*
All directors and executive officers as a group (16 persons)	1,228,150	[13,14]	8.07%
* Represents less than one percent.
1 Common Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on March 1, 2016, all of which were then fully vested and exercisable. Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.
2 Includes 35,256 shares held by Mr. Bawel's children and grandchildren, and 1,000 shares that Mr. Bawel has the right to purchase upon the exercise of stock options.
3 Includes 2,561 shares held by Ms. Ernst's spouse.
4 Includes 500 shares held jointly by Mr. Klem and his spouse; 91,553 shares owned by Mr. Klem's spouse; and 1,000 shares that Mr. Klem has the right to purchase upon the exercise of stock options
5 Includes 886 shares held jointly by Mr. Lett and his spouse; 2,247 shares owned by Mr. Lett's spouse; and 1,000 shares that Mr. Lett has the right to purchase upon the exercise of stock options. Of these shares, 1,770 are pledged.
6 Includes 5,534 shares held jointly by Mr. Ramsey and his spouse; and 149,720 shares held by companies of which Mr. Ramsey is an officer.

7 Includes 24,714 shares held jointly by Mr. Schroeder and his spouse.
8 Includes 184,040 held jointly by Mr. Seger and his spouse, 42,910 shares owned by Mr. Seger's spouse, 44,802 shares held in a Foundation of which Mr. Seger is administrator, and 83,884 shares owned by companies of which Mr. Seger is an officer.
9 Includes 15,000 shares held jointly by Mr. Snowden and his spouse; and 215 shares held by Mr. Snowden’s grandson.
10 Includes 4,002 shares held jointly by Mr. Voyles and his spouse; 35,461 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 1,000 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.
11 Includes 48,189 shares held jointly by Mr. Collins and his spouse.
12 Includes 9,068 shares held jointly by Mr. Rust and his spouse.
13 Includes 4,000 shares that the directors and Named Executive Officers of the Company have the right to acquire upon the exercise of stock options (all of which were exercisable at March 1, 2016) and 731,207 shares as to which voting and/or investment powers were shared by members of the group with others. Of these shares, an aggregate of 1,770 are pledged.
14Also includes an aggregate of 44,589 shares that are held by the Company's trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and executive officers may be deemed to have the power to direct the trust subsidiary's voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary's disposition decisions with respect to all of these fiduciary shares. Our directors and executive officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company's fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES
Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 1, 2016 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Common Shares Beneficially Owned	Percentage of Outstanding Shares
BlackRock, Inc.[1]	815,836[1]	5.4%[2]

1 Based solely on BlackRock, Inc.'s statement on Schedule 13G (Amendment No. 6) of beneficial ownership as of December 31, 2015, which was filed on January 26, 2016, with the Securities and Exchange Commission. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
2 The percentage is calculated on the basis of 15,221,253 common shares outstanding as of March 1, 2016.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
Audit Fees. The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Crowe Horwath LLP ("Crowe Horwath") in the amount of $262,250 for 2015 and $240,000 for 2014. Such services include the audit of the Company's consolidated financial statements for the calendar years ended 2015 and 2014, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for such years, the review of the interim consolidated financial statements included in quarterly reports during such years, the audit of the Captive Insurance Agency for 2015 and 2014, and review of registration statements and providing related consents.
Audit-Related Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for audit-related services rendered during 2015 of $26,750 and $21,500 for 2014. These services included audit-related consulting, HUD audit, and assistance with various accounting and reporting matters in 2015 and 2014.
Tax Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for tax services rendered during 2015 of $85,165 and $75,780 for 2014. These services included tax return preparation for the company, the Captive Insurance Agency, and the REIT and assistance with tax reporting matters and consulting.
Other Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Horwath for all other services rendered during 2015 of $8,867 and $21,718 for 2014. In both 2015 and 2014, this included fees for accounting research software. In 2015, it included services related to information systems consulting and, in 2014, it included services provided through discussion and analysis of capital planning.
Pre-Approval by Audit Committee of Principal Accountant Services. The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Crowe Horwath that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE
Our Board adopted an amended and restated charter for the Audit Committee in 2013 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2015. The Audit Committee charter is available in the Corporate Profile - Governance Documents section of the Investor Relations portion of the Company's web site, www.germanamerican.com. The charter states that the purpose of the Audit Committee is to oversee the Company's accounting and financial reporting processes and the audits of the Company's consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee's responsibility under the charter to prepare and certify the Company's financial statements, to guarantee the independent registered public accounting firm's report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated Mr. Root as an "Audit Committee Financial Expert."
Independence of Audit Committee Members
The Audit Committee is currently comprised of four members of our Board, whose names appear below this Report of Audit Committee. All of the members of the Audit Committee are independent, as that term is defined by NASDAQ listing requirements that are applicable to the members of the Company's Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company's internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Crowe Horwath, the independent registered public accounting firm for the Company, with respect to the Company's consolidated financial statements for the calendar year 2015. Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the year ended December 31, 2015, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 (Communication with Audit Committees).

The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence. The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining that firm's independence.
Based upon the discussions and reviews referred to above, the Audit Committee has recommended to our Board that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

M. Darren Root, Chairman
Douglas A Bawel
Raymond W. Snowden
Michael J. Voyles

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis
Our Compensation Objectives
Our Compensation/Human Resources Committee has the responsibility for establishing and reviewing our compensation philosophy objectives. The Committee also is charged with making recommendations to our Board regarding the compensation of our executive officers who are individually named in the executive compensation disclosures included in our annual meeting proxy statements (our “Named Executive Officers” or “NEOs”). In these roles, the Committee has sought to compensate our executives in a fair, reasonable, and competitive manner. In designing and implementing our compensation program for our executive officers, we primarily intend to:

•	attract and retain highly-skilled executives in a competitive environment; and

•	provide financial incentives intended to align the executive officers' interests with those of our shareholders.
Our Board adopted a charter for the Compensation/Human Resources Committee in 2013 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in June 2015. The Compensation/Human Resources Committee charter is available in the Corporate Profile - Governance Documents section of the Investor Relations portion of the Company's website, www.germanamerican.com.
How We Set Executive Compensation
The Company does not have employment agreements with the Named Executive Officers (NEOs). As a result, the Committee has considerable discretion in recommending to the Board the annual compensation of the NEOs. The Company has a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market (peer) median for NEO base salaries with a strong emphasis on incentive compensation programs that provide an alignment between pay and performance. The Company believes in rewarding the NEOs with significant incentive compensation awards if Company performance is high versus peer. This is a critical piece in the compensation plan design at the Company and is realized through the ability of the NEOs to annually earn both short-term and long-term incentive payouts when performance justifies such awards.
The Company conducts triennial “say on pay” proposal advisory votes. At our annual meeting of shareholders held in 2014, and as required by the “say-on-pay” rules of the Securities and Exchange Commission, we sought the approval, on an advisory basis, of our shareholders, concerning our executive compensation program as described in the proxy statement for that meeting. A vast majority (approximately 96%) of our shareholders whose shares were present at the 2014 annual meeting and who voted (or affirmatively abstained from voting (excluding broker non-votes)) on the say-on-pay proposal voted to approve such compensation. Recognizing the shareholder support for current programs and policies, the Compensation/Human Resources Committee did not implement any significant changes to our executive compensation programs as a result of the 2014 shareholder advisory vote. The Compensation/Human Resources Committee intends to continue to monitor the results of our triennial “say-on-pay” proposal votes (the next shareholder advisory vote will be requested in 2017) and to incorporate such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor will likely be assigned a quantitative weighting.
In 2012, the Committee engaged Blanchard Consulting Group (an independent third party consultant) to assist with executive compensation decisions. In 2013, Blanchard Consulting Group analyzed NEO pay versus performance in comparison to peers. Since 2012, the Committee has worked with Blanchard Consulting Group to determine and utilize a peer group of publicly traded banks which is updated annually. In 2015, the Committee narrowed the geographic region of the financial institutions included in the peer group. The peers that the Company used in 2015 included only financial institutions with assets between $1 billion and $5 billion and located in Indiana and surrounding states. This asset size and geographic narrowing process removed historical peers (WTBA, GSBC, ATLO, MOFG, OVBC and HTLF) which did not meet those criteria. Bank of Kentucky was also removed after it was acquired by BB&T Corporation. The

Committee replaced these historical peers with seven financial institutions within its regional and asset size parameters (MFSF, FMBH, MCBC, FFKT, MBTF, IBCP, YCB). The Committee did not specifically engage Blanchard Consulting Group to conduct any executive compensation market studies in 2015, but the Committee did conduct its own review of compensation and financial data from the peer group when considering salary adjustments and for purposes of its long-term incentive criteria comparisons in 2015. The peer companies for 2015 included the following financial institutions:

Horizon Bancorp	S.Y. Bancorp, Inc.	MainSource Financial Group, Inc.	MBT Financial Corp.
Independent Bank Corporation	Farmers Capital Bank Corporation	Peoples Bancorp Inc.	LCNB Corp.
First Financial Corporation	1st Source Corporation	Mercantile Bank Corporation	Farmers National Banc Corp.
Lakeland Financial Corporation	Community Trust Bancorp, Inc.	First Busey Corporation	MutualFirst Financial Inc.
First Mid-Illinois Bancshares, Inc.	Your Community Bancshares, Inc.	QCR Holdings, Inc.	Macatawa Bank Corp

Independent Compensation Consultant
During 2015, the Compensation/Human Resources Committee again utilized Blanchard Consulting Group as its independent third-party compensation consultant. Blanchard Consulting Group is a national firm with an exclusive focus on the banking and financial services industry. Blanchard Consulting Group does not provide any services to the Company besides compensation consulting services. Blanchard Consulting Group reports directly to the Compensation/Human Resources Committee and the scope of 2015 projects included proxy writing assistance and staff/management market salary benchmarking. The Compensation/Human Resources Committee and executive management utilized Blanchard Consulting Group’s historical reports and reviews to assist with executive compensation decisions during 2015 but did not solely rely on them. The ultimate decisions made by the Committee and management were a balance between internal views and strategy along with the outside perspective of our independent consultant.
Executive Pay Versus Performance Analysis
In 2013, the Compensation/Human Resources Committee engaged Blanchard Consulting Group to conduct an analysis of 1-year (2012) and 3-year (2010-2012) performance and executive compensation as compared to our peer group at such time. For each time period, this analysis reviewed alignment of the executive compensation of the Company’s and peers’ top three executives (using Summary Compensation Table pay) compared to performance. The analysis reviewed multiple performance criteria including (but not limited to) ROAE, TSR, and NPAs/Assets. Results showed the Company’s compensation plans were paying in accordance with the stated compensation philosophy in targeting salaries near the peer median and aligning incentive compensation with the Company’s performance compared to peer. For the analyzed time periods the Company’s performance and incentive compensation payouts were at or above the peer medians. The analysis showed a strong alignment between the Company’s compensation for the top executive officers and the Company’s performance compared to the peer group. The Compensation/Human Resources Committee was pleased to determine that the Compensation program designs, when tested versus the market, seemed to be working very well and pay and performance were aligned in accordance with the stated Compensation Philosophy of the Company. In 2015, the Committee did not engage Blanchard Consulting Group to conduct a detailed pay for performance analysis, but the Committee did conduct its own review of performance versus the peer group and incorporated this review into the 2015 compensation decisions. The Committee will be engaging Blanchard Consulting Group to update its pay for performance review versus peers in 2016.
Compensation Components
The executive compensation program consists of three basic elements:

•	base salary;

•	short-term cash incentive awards for annual performance; and

•	long-term incentive awards granted under the 2009 LTI Plan for performance over a longer period (typically three years).

In addition, we offer a 401(k) retirement plan and certain executive officers are also eligible for nonqualified deferred compensation plans.
Base Salary
The Company attempts to provide the executive officers with a base salary that is market competitive with the salaries offered by other bank holding companies of comparable size in Indiana and the surrounding states. The Compensation Philosophy targets the median (50th percentile) of the competitive market for base salaries. The Committee determined the 2015 salaries for the Named Executive Officers by reviewing market data and strongly relying on recommendations from the CEO for each of the NEOs (except the CEO). The recommendations and final decisions incorporated a number of items such as market competitive level, experience of the individual, performance of the individual, and desired positioning considering the incentive compensation program designs at the Company. The Committee then recommended to the Board that the CEO and each NEO's 2015 base salary be the value disclosed in the Summary Compensation Table (shown later in this document), and the Board accepted this recommendation. The base salary increases for the NEOs for 2015 (as compared to their base salaries in 2014) ranged from approximately 4% to 6% of salary.
Short-Term Cash Incentive Awards
For performance during 2015, the Company continued to maintain an Executive Management Incentive Plan (a "Plan") for certain key officers, including the NEOs. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards that are contingent upon the achievement of certain annual goals (described in this subsection), and long-term incentive awards that are contingent upon the achievement of certain long-term goals (described in the next subsection).
The Plan provides each officer with a "balanced scorecard" for the short-term cash incentive award portion of the Plan. The "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by goals from the officer's individual area of responsibility, his or her business unit, and his or her expected level of contribution to the Company's achievement of its corporate goals. Cash incentive payments that are authorized to be paid to eligible officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed and are contingent only upon such executive officer's continued employment with the Company through the date of payment of each quarterly installment. The Plan also has a “clawback” provision which allows the Company to recoup awards under certain circumstances such as a material misstatement of financial performance.
During the first quarter of 2015, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of NASDAQ's independence rules, and at the recommendation of the Committee) established target short-term cash incentive awards for the Named Executive Officers as percentages of their 2015 base salary (which ranged from 25% to 50% of base salary, depending upon the NEO), with maximum awards (payable only if performance and other criteria were substantially exceeded on all the established goals) ranging from 50% to 100% of base salary (depending upon the NEO). The scorecard of Mark A. Schroeder, Chairman and Chief Executive Officer of the Company (the "CEO"), specified a target award of 50% of his base salary for 2015. As a result, if all targeted corporate and individual performance criteria were deemed to have been exceeded by the requisite amount with respect to the CEO's scorecard during 2015, the CEO could have earned a maximum cash incentive award for his services during 2015 equal to 100% of his 2015 base salary. The Board also included a minimum net income trigger in the Plan for 2015. If this minimum net income trigger was not achieved for calendar year 2015, then the entire plan would not be funded and no payouts would be made to any participants under the Plan.
Cash incentive award entitlements for services during 2015 under the scorecards were based on:

•	formula assessments of 2015 corporate performance; and

•	formula and/or judgmental assessments of personal or departmental performance during 2015.
Aligning executive and shareholder interests, corporate performance accounted for 80% of the potential cash incentive scorecard award for each NEO. The remaining 20% of the potential award was based on judgmental/individual measures.

For 2015, the five selected short-term corporate performance criteria were:

•	Income/revenue measures (applied to all NEOs):
•Fully-diluted earnings per common share growth (25% weight);
•Efficiency Ratio (15% weight); and

•	Consolidated balance sheet measures (applied to all NEOs):
•Growth in core organic taxable loans (20% weight);
•Growth in core organic deposits and repurchase agreements (10% weight); and
•Non-Performing Assets to Total Assets Ratio compared to peer (10% weight)
For 2015, judgmental/individual measures (20% weight for NEOs) were based on overall performance of the executive including business unit or department performance. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular executive's scorecard) were focused on performance of the business unit or department headed by each particular executive. These criteria were assigned a weighting percentage based on the executive's position and authority. Final performance was based on the Board's assessment for the CEO, the CEO's assessment for Mr. Ewing's and Mr. Rust’s performance, and the President’s (Mr. Ewing’s) assessment, with input from the CEO, for the performance of Mr. Leinenbach and Mr. Braun.
The Committee established the annual target awards to be challenging but reasonably attainable. The annual cash incentive metrics and NEO opportunity levels are essentially similar to those used in prior years. In selecting the 2015 performance measures the Committee noted the following:

•
We defined core organic taxable loan growth to mean the growth in the average balance of our consolidated core organic taxable loans in December 2015 as compared to our average balances of our consolidated core organic loans in December 2014.

•
We defined core organic deposit and repurchase agreement growth to mean the growth in the average balance of our consolidated core organic deposits and repurchase agreements in December 2015 as compared to our average balances of our consolidated core organic deposits and repurchase agreements in December 2014.

•	We determined the non-performing assets to total assets ratio based on the average of the four quarter-end ratios during the year.
In the first quarter of 2016, the Board, upon the recommendation of the Committee, determined the short-term cash incentive award amounts payable in 2016 to the NEOs, including the CEO, for their services during 2015. The incentive amounts are included in the 2015 information in the Summary Compensation Table. The Committee's recommendations were based on the Committee's assessment of the degree to which the corporate and personal goals established by the 2015 scorecards of the Named Executive Officers were achieved. The NEOs received awards that were determined in accordance with the formulas relating to the short-term corporate performance criteria and judgment of job performance established by the respective 2015 scorecards. The 2015 actual short-term cash incentive payouts that were earned ranged from 28% to 57% of salary for the NEOs. These awards were based on greater than threshold performance on all of the corporate performance criteria mentioned previously.
Long-Term Incentive Awards
The 2009 LTI Plan provides for the potential award of incentive and non-qualified stock options and other equity-based awards, including restricted stock ("LTI Awards"). The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The Company continues to utilize a Management Long-Term Incentive Plan Balanced Scorecard approach for the NEOs.
Scorecard target amounts for LTI Awards are established upon recommendation of the Committee based upon the executive officer's level of responsibility and are earned in proportion to the extent to which the Company has achieved certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established. During 2012, the Committee determined that implementing a three-year “clawback” provision in the Plan was appropriate and all LTI Awards earned in 2012 and thereafter are now subject to “clawback” if the calculations are later determined to have been based on misrepresented financial results. Also in 2012, as an additional executive retention tool and in support of the “clawback” provision, the Committee determined that any LTI Award grants should be subject to a three-year vesting schedule. As such, 1/3 of any LTI award that has been granted in 2013 or later years will vest 1/3 per year following the date of grant.
During the first quarter of 2015, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target long-term incentive awards for Named Executive Officers as percentages of their 2015 base salary (which ranged from 25% to 50% of base salary, depending upon the NEO), with maximum awards (payable only if the stated corporate criteria were substantially exceeded) of as much as 200% of the target awards. The scorecard of the CEO, specified a target award of 50% of his base salary for 2015. If all targeted corporate performance criteria were deemed to have been substantially exceeded by the requisite amount with respect to the CEO's scorecard during 2015, the CEO could have earned an LTI Award for his services during 2015 equal to 100% of his 2015 base salary. LTI Award targets for services during 2015 under the scorecards were based on the following selected long-term corporate performance criteria, each measured as an average over the three-year period ending December 31, 2015 and benchmarked against a peer group (the "Long-Term Corporate Performance Criteria"):

•	return on equity/return on common equity (50% weight); and

•	fully-diluted earnings per common share growth (50% weight).
Similar to the short-term cash incentive awards, the Committee establishes target LTI criteria to be challenging but reasonably attainable. The LTI metrics and NEO award opportunity levels are essentially similar to those used in prior years. In selecting and calculating the performance measures, the Committee notes the following:

•
We determined the extent to which the Company achieved the return on equity in 2013, 2014, and 2015 by determining the percentile rankings of the Company for the measures compared to a publicly-held peer group of banks as shown previously for 2015. For 2014 and 2013 the respective peer group that was used was disclosed in our prior year proxy disclosures. To determine the three-year average positioning we averaged the percentile ranking of our Company versus the 2015, 2014, and 2013 peer group percentile rankings, respectively.

•
We determined the extent to which the Company achieved the fully-diluted earnings per common share growth measure by determining the percentile ranking of the Company for fully-diluted earnings per common share growth compared to a publicly-held peer group of banks. The specific peer group banks for 2015 were listed previously. In 2014 and 2013 the peer group banks that were utilized were disclosed in our prior year proxy disclosures. To determine the three-year average positioning we averaged the percentile ranking of our Company versus the 2015, 2014, and 2013 peer group percentile rankings, respectively.

In addition, the projected LTI Awards are further subject to a minimum net income trigger that is the same as the short-term cash incentive award trigger. If this minimum net income trigger was not achieved for 2015, then no LTI awards would have been made under the Plan. We achieved the net income trigger in 2015.
During the first quarter of 2016, the Board determined that the corporate goals established by the scorecards for the LTI Awards were met, above the threshold level, but below target, for fully-diluted earnings per common share growth criteria and above the maximum level for the return on common equity criteria for 2015. As a result, the Board approved the grant of a combination of Restricted Stock Awards and long-term cash payments to the five Named Executive Officers at 134% of their respective target levels in satisfaction of their 2015 earned LTI Awards under the 2009 LTI Plan. The LTI Awards that were earned in 2015 based on the three-year average percentile rankings values ranged from 34% to 67% of salary for the NEOs. Each Restricted Stock Award consisted of:

•
newly-issued common stock of the Company (subject to certain restrictions and forfeiture conditions) having an aggregate fair market value of approximately 60% of each NEOs total LTI Award earned in 2015 (rounded up to the nearest 30-share block); and

•
rights to receive cash payments in a dollar amount approximately equal to 40% of the dollar value of the previous mentioned restricted stock award (which cash rights are subject to similar forfeiture conditions).

Holders of the common stock issued as part of the Restricted Stock Award (which were issued effective March 15, 2016, by dividing the dollar value of that portion of the award by the fair market value of the Company stock as of the close of trading on March 14, 2016, rounded up to the nearest 30 share block) are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards.
Vesting and Retention Provisions Applicable to LTI Awards
The LTI Awards earned in 2015 (and consisting of the Restricted Stock Awards and the related right to receive the cash payments) will vest and be paid, assuming the continued service of each of the holders through such vesting date, as follows: 1/3 on December 5, 2016, 1/3 on December 5, 2017 and 1/3 on December 5, 2018. Vesting of such LTI Awards will be accelerated in the event of the holder's death or disability while in the service of the Company or upon such other event as determined by the Committee in its sole discretion. Vesting will also be accelerated upon certain extraordinary events (such as a change in control). Unvested shares issued as Restricted Stock Awards must be retained by the executive officer subject to the "clawback" and forfeiture provisions applicable to such shares, and therefore may not be sold, pledged or otherwise transferred or hedged during the vesting periods.
Clawback Policy
As a matter of policy, we have implemented “clawback” provisions for incentive awards that are provided to executive officers (including the NEOs) and based on Company financial metrics.  These “clawback” provisions allow the Company to recoup awards that have been previously paid/awarded under certain circumstances such as a material misstatement of financial performance.  As previously disclosed, awards under our short-term and long-term incentive plans in recent years have been subject to these “clawback” provisions.
Repricing and Underwater Grant Buyback Prohibitions
Each of our long-term equity incentive plans contain prohibitions against repricing options, stock appreciation rights, or other equity awards, the value of which derives from the value of our common shares, on account of declines in our stock price. We also prohibit buying back for cash “underwater” stock options from those who hold them.
Retirement/Deferred Compensation Benefits
German American Bancorp 401(k) Savings Plan. The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $18,000 for 2015 or $24,000 for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee's pre-tax contributions up to the first 3% of compensation plus 50% of the employee's pre-tax contributions up to the next 2% of compensation. Participants in the plan direct the investment of their account balances and are eligible for loans, certain in-service withdrawals, and distributions upon termination of employment. All five NEOs participate in the 401(k) Plan.
German American Bancorp Nonqualified Savings Plan. Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the "Nonqualified Savings Plan"), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings. Participants in the plan direct the investment of their account balances. The Plan was amended in 2008 to bring it into technical compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
We make matching contributions under the Nonqualified Savings Plan according to following formula:

•
100% of the first 3% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan ("401(k) Plan") as "Deferral Contributions" (as defined under the respective plans) for the plan year, plus

•
50% of the next 2% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as "Deferral Contributions" (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant's eligible compensation.
As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum distribution or series of installment distributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement, or disability. The Nonqualified Savings Plan contains certain provisions that may accelerate the timing of distributions that would be triggered by certain changes in control of the Company. During 2015, all of the NEOs, Messrs. Schroeder, Ewing, Rust, Braun and Leinenbach have an account under the Nonqualified Savings Plan.
Executive Supplemental Retirement Income Agreement. Mr. Rust participates in an Executive Supplemental Retirement Income Agreement with the Company that provides for a supplemental retirement benefit in the fixed amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment, or retirement. The arrangement constitutes a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for "Cause" as described in the agreement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust's beneficiary under the plan. This plan was amended in December 2008 to bring the arrangement into technical compliance with requirements of section 409A of the Internal Revenue Code of 1986, as amended.
German American Deferred Director Compensation Plan. The Deferred Director Compensation Plan allowed members of the Board of Directors of the Company’s bank subsidiary to elect to defer the receipt and taxation on a portion of their director fees while serving on that board of directors. The Plan was frozen as of December 31, 1996, and no additional fees have been deferred into the Plan since then. Of the NEOs, only Mr. Schroeder is a participant in this frozen Deferred Director Compensation Plan.
Other Compensation
Detailed information regarding other compensation is provided in note 5 to the Summary Compensation Table later in this document. In general, we believe that perquisites should not constitute a significant portion of any executive officer's compensation. However, certain perquisites provided to executive officers also provide a benefit to us. For example, we reimburse certain club dues to encourage our executive officers to have a presence in the community to promote the business of the Company.
Tax Issues
Under 162(m) of the Code, subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. We seek to avoid payments that would not be deductible under Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

No member of the Compensation/Human Resources Committee was an officer or employee of the Company or any of its subsidiaries during 2015, nor has any member of the Committee ever been an officer or employee of the Company or any of its subsidiaries. No current member of the Committee or executive officer of the Company had a relationship during 2015 requiring disclosure in this proxy statement under Item 404 or Item 407(e)(4) of SEC Regulation S-K.

Compensation Committee Report
The Compensation/Human Resources Committee has reviewed and discussed with management the above "Compensation Discussion and Analysis," and, based on such review and discussion, the Committee recommended to the Board that the "Compensation Discussion and Analysis" be included in this Proxy Statement, from which it will be incorporated by reference into the Company's Annual Report on Form 10-K.

Thomas W. Seger, Chairman
Douglas A. Bawel
Christina M. Ernst
U. Butch Klem

Risk Assessment
We believe that our compensatory plans or programs provide appropriate incentives for all of our employees, including but not limited to our employees engaged in marketing and selling particular types of banking, insurance, securities or other financial products or services, and our executive officers. We also believe that those plans and programs, considered individually and as a whole, neither encourage excessive or unnecessary risk that would adversely affect the long-term value or performance of our Company nor encourage employees to manipulate earnings in order to enhance the benefits payable under such plans or programs.
We believe that our annually-reconstituted Management Incentive Plan, including that of our Named Executive Officers, (described above under the heading "Compensation Discussion and Analysis," and considering both the short-term and long-term award structures created by that Plan) is well designed to align our strategic objectives with short-term and long-term shareholder value and to not encourage risky employee behavior, because:

•	the corporate performance metrics (as specified by the balanced scorecards) take into consideration:

•	balance sheet, income statement and equity factors, and

•	threshold goals under such scorecards were (are) reasonably achievable with good performance, and therefore were sufficiently challenging but not overly difficult, and

•	specified performance metrics did (do) not include steep cliffs for not achieving nor exponential upside to achieving them (we pro-rate awards at various performance levels);

•
based on peer group comparisons, the incentives payable to our executive officers under their balanced scorecards were (are) capped at reasonable levels and the maximum awards represent an appropriate portion of total pay;

•	our inclusion of an award based on a three-year performance period discourages activities that do not benefit us over a long term; and

•
denomination of long-term awards in payments of restricted Company stock (coupled with a proportionate cash entitlement) and additional vesting terms gives further incentive to our executives to focus on sustained value creation.

Similarly, we believe that the compensation programs available to our employees generally, and in our investments and insurance areas in particular (such as permitted payments for referrals, account opening incentives, and insurance, mortgage loan, and brokerage commissions and other payments based on products and services sold or provided or business developed or produced) are appropriately aligned with our Company's strategy and objectives for long-term value creation for shareholders, and properly reward various performance outcomes.

Executive Compensation
The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers employed at the end of 2015 (we refer to these individuals as our "Named Executive Officers" or "NEOs"), for their services to the Company and its subsidiaries during 2015 and certain prior years.
Summary
The following table provides a summary of compensation for 2013 through 2015 with respect to our NEOs.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder, Chairman and Chief Executive Officer	2015 2014 2013	342,500 330,000 317,250	― ― ―	150,906 143,369 138,458	― ― ―	287,149 271,563 252,288	39,788 30,474 28,807	113,697 98,622 87,823	934,040 874,028 824,626
Clay W. Ewing, President	2015 2014 2013	250,000 237,500 225,000	― ― ―	80,900 75,403 73,032	― ― ―	171,800 153,072 143,358	― ― ―	51,407 44,562 38,502	554,107 510,537 479,892
Bradley M. Rust, Executive Vice President, Chief Financial Officer	2015 2014 2013	210,000 200,000 192,500	― ― ―	50,684 47,669 46,635	― ― ―	108,517 96,632 92,215	6,976 6,570 6,189	36,363 31,620 28,630	412,540 382,491 366,169
Randall L. Braun, Senior Vice President / Head of Retail Banking	2015 2014 2013	180,000 170,000 165,000	― ― 18,361	37,039 33,801 33,436	― ― ―	73,301 70,112 65,371	― ― ―	38,991 33,599 25,759	329,331 307,512 307,927
Keith A. Leinenbach, Senior Vice President / Chief Credit Officer	2015 2014 2013	180,000 170,000 165,000	― ― ―	37,039 33,801 33,436	― ― ―	78,026 72,662 63,474	― ― ―	31,152 25,900 24,253	326,217 302,363 286,163

(1) Amounts reported in this column represent (i) the restricted stock portion of the LTI Awards that were granted in 2015, 2014, and 2013, as applicable, based on performance criteria established for the three-year periods ending December 31, 2015, December 31, 2014, and December 31, 2013, respectively, and (ii) with respect to Mr. Schroeder, additional restricted stock awards in the amounts of $12,499, $12,497 and $9,993, respectively, that were granted to each of the Board members in December of each of the years 2015, 2014, and 2013, respectively (such awards, which vested or will vest on December 5 of the following year, are also disclosed in the Director Compensation table, as shown later in this document). The restricted stock awards granted as part of the LTI Awards in this column vest as follows: (a) for the grant related to 2013, such shares became vested or will become vested as follows: 1/3 on December 5, 2014, 1/3 on December 5, 2015 and 1/3 on December 5, 2016, (b) for the grant related to 2014, such shares became vested or will become vested as follows: 1/3 on December 5, 2015, 1/3 on December 5, 2016 and 1/3 on December 5, 2017, and (c) for the grant related to 2015, such shares will become vested as follows: 1/3 on December 5, 2016, 1/3 on December 5, 2017 and 1/3 on December 5, 2018. In accordance with our interpretation of SEC guidance on this subject, we report these awards for purposes of our Summary Compensation Table as being awarded in the final year of the related three-year performance period, even though we accrue the related expense in different time periods for financial reporting purposes. The amounts are reported with respect to the year in which they were ultimately earned. For a discussion of the assumptions used in the calculation of the stock awards reported in this column, please see Note 8 of the Notes to Consolidated Financial Statements in the Company’s 2015 Annual Report on Form 10-K. The cash portion of the LTI Award amounts has been reported as "Non-Equity Incentive Plan Compensation" (column (g)).
(2) No stock options were granted to the Named Executive Officers in any of the years presented.
(3) The amounts in this column represent short-term cash incentive awards that were earned based on performance during 2013, 2014, and 2015, respectively and as applicable, under the Company's Management Incentive Plan plus the cash portion of the LTI Awards that were based on performance for the three-year periods ending December 31 of 2013, 2014, and 2015, respectively. The "Compensation Discussion and Analysis” section on “Compensation Components" provides additional details. These short-term cash incentive awards are generally paid (subject to the executive's continued employment) to the executive in quarterly installments during the year following the year in which they were earned (for instance, 2015 amounts will be paid in 2016). The cash portion of the LTI Award amounts became or will become payable and vested as follows: (a) for the grant related to 2013, such amounts became vested or will become vested as follows: 1/3 on December 5, 2014, 1/3 on December 5, 2015 and 1/3 on December 5, 2016, (b) for the grant related to 2014, such amounts vested and became payable, or will (subject to continued employment) become vested and payable, according to the following schedule: 1/3 on December 5, 2015, 1/3 on December 5, 2016 and 1/3 on December 5, 2017, and (c) for the grant related to 2015, such amounts will (subject to continued employment) become vested and payable according to the following schedule: 1/3 on December 5, 2016, 1/3 on December 5, 2017 and 1/3 on December 5, 2018. The “Compensation Discussion and Analysis” section on “Compensation Components" provides additional details. The table below sets forth the amounts of each award based on performance for the years ended December 31, 2013, 2014 and 2015, respectively.

	Schroeder	Ewing	Rust	Braun	Leinenbach
To be Paid/Vested on or before 12/5/2018 (grants related to 2015)
Short-Term Cash ($) (a)	196,081	118,700	74,781	50,040	54,765
Long-Term Cash ($) (b)	91,068	53,100	33,736	23,261	23,261
Long-Term Stock ($) (b)	138,407	80,900	50,684	37,039	37,039
Director Restricted Stock Award ($) (c)	12,499	―	―	―	―
To be Paid/Vested on or before 12/5/2017 (grants related to 2014)
Short-Term Cash ($) (a)	184,635	103,075	65,100	47,813	50,363
Long-Term Cash ($) (b)	86,928	49,997	31,532	22,299	22,299
Long-Term Stock ($) (b)	130,872	75,403	47,669	33,801	33,801
Director Restricted Stock Award ($) (c)	12,497	―	―	―	―
To be Paid/Vested on or before 12/5/2016 (grants related to 2013)
Short-Term Cash ($) (a)	167,667	95,490	61,273	43,395	41,498
Long-Term Cash ($) (b)	84,621	47,868	30,942	21,976	21,976
Long-Term Stock ($) (b)	128,465	73,032	46,635	33,436	33,436
Director Restricted Stock Award ($) (c)	9,993	―	―	―	―

(a) As noted above, the short-term cash awards for 2015 are being paid in quarterly installments (subject to continued service) throughout 2016. The short-term cash awards for 2014 were paid in quarterly installments throughout 2015 and the awards for 2013 were paid quarterly throughout 2014.
(b) As noted above, these amounts represent the cash and restricted stock portions of LTI Awards granted on March 17, 2014, March 16, 2015, and March 15, 2016, the respective dates on which such LTI Awards were formally granted with respect to service that was performed in the prior year. Each portion of the LTI Awards related to 2013, 2014 and 2015 performance vests in 1/3 increments on each December 5 (or closest business date) that follows the year in which the LTI Award was earned (subject to continued service).
(c) As noted above and as detailed in the Director Compensation section, as shown later in this document, Mr. Schroeder was awarded grants of restricted stock (351 common shares of the Company on December 16, 2013, 417 common shares of the Company on December 22, 2014 and 373 common shares of the Company on December 16, 2015), for service on the Company’s board of directors, and each of such grants of restricted stock vested (or will vest) in a single installment, subject to his continued service on the Board and certain attendance requirements, on December 5 of the year following the year of the grant.
(4) With respect to Mr. Schroeder, the amounts specified in Column (h) are attributable to the above-market portion of earnings credits under our Deferred Director Compensation Plan of $28,807 for 2013, $30,474 for 2014, and $39,788 for 2015. With respect to Mr. Rust, the amounts specified in Column (h) reflect the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $6,189 for 2013, $6,570 for 2014 and $6,976 for 2015.
(5) The amounts specified in Column (i) include the following:

Name		Perquisites & Other Personal Benefits (a) ($)	Relocation Expense Reim-bursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums (b) ($)
Mark A. Schroeder	2015	74,718	―	―	32,989	5,268	722
	2014	66,807	―	―	27,160	3,933	722
	2013	60,358	―	―	24,812	1,931	722
Clay W. Ewing	2015	27,178	―	―	20,496	3,011	722
	2014	24,081	―	―	17,527	2,232	722
	2013	20,771	―	―	15,915	1,094	722
Bradley M. Rust	2015	18,822	―	―	15,373	1,916	252
	2014	16,701	―	―	13,238	1,429	252
	2013	15,477	―	―	12,202	702	249
Randall L. Braun	2015	24,736	―	―	12,528	1,372	355
	2014	21,834	―	―	10,400	1,034	331
	2013	14,946	―	―	9,983	513	317
Keith A. Leinenbach	2015	16,456	―	―	12,661	1,372	663
	2014	13,848	―	―	10,400	1,034	618
	2013	13,184	―	―	9,964	513	592

(a)Amounts include (i) imputed income from personal use of automobile provided by the Company (for Messrs. Schroeder, Ewing and Braun), (ii) country club dues paid by the Company (for Messrs. Ewing and Braun), (iii) a 5% discount off the market price of Company stock purchased by the NEOs under the Company's Employee Stock Purchase Plan, (iv) a cash "retirement allowance" (intended to help salaried employees defray the cost of saving for retirement following the elimination in 2004 of a Company-funded retirement contribution to the Profit Sharing Plan) for each year (and which, for 2015, was provided in the following amounts: $39,272 (Schroeder), $25,102 (Ewing), $18,592 (Rust), $14,914 (Braun) and $15,041 (Leinenbach), for 2014, was provided in the following amounts: $32,334 (Schroeder), $20,865 (Ewing), $15,759 (Rust), $12,618 (Braun) and $12,523 (Leinenbach) and for 2013, was provided in the following amounts: $29,538 (Schroeder), $18,946 (Ewing), $14,526 (Rust), $11,885 (Braun) and $11,831 (Leinenbach), included in the NEO's paychecks throughout the year, (v) a "longevity payment," paid in November of each year, and (vi) with respect to Mr. Schroeder, cash director fees of $31,600 in 2015, $31,000 in 2014, and $26,000 in 2013.
(b)The listed NEOs receive group term life insurance coverage equal to one-time base salary. The amounts in this column reflect the imputed income on the premiums for the executive officers' coverage.
Grants of Plan-Based Awards
As noted above under the "Compensation Discussion and Analysis" section on "Compensation Components," our Board at a special meeting held in the first quarter of 2015 adopted "balanced scorecards" that substantially established, for each of our current NEOs, the Board's targeted performances during the one- and three-year periods ending December 31, 2015, by which they would be considered for short-term and long-term incentive awards after the conclusion of 2015. At a meeting held February 29, 2016, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized (a) the payment of short-term incentive awards (payable quarterly in 2016 in cash) to the NEOs for 2015 performance, and (b) the issuance of restricted shares and a cash portion as LTI Awards (to be issued on March 15, 2016, based on Company stock prices at the close of trading on March 14, 2016) based upon performance for the three-year performance period ending December 31, 2015.

The following table provides additional information regarding grants of plan-based awards for the three-year performance period ending December 31, 2015 (based on the threshold, target and maximum award levels as they existed as of December 31, 2015 under the balanced scorecards) to the current Named Executive Officers.
GRANTS OF PLAN-BASED AWARDS

Name	Grant Date*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark A. Schroeder	2-23-15 12-16-15	119,875	239,750	479,500	1,560	3,090	6,180	― 373 (3)	― ―	― ―
Clay W. Ewing	2-23-15	70,000	140,000	280,000	900	1,830	3,630	―	―	―
Bradley M. Rust	2-23-15	44,100	88,200	176,400	570	1,140	2,280	―	―	―
Randall L. Braun	2-23-15	31,500	63,000	126,000	420	810	1,650	―	―	―
Keith A. Leinenbach	2-23-15	31500	63,000	126,000	420	810	1,650	―	―	―

*As explained above, the grants of short-term awards and long-term awards with respect to 2015 performance were approved February 29, 2016, but such 2016 grants were awarded with reference to performance goals that were substantially established at a meeting of the Board held on February 23, 2015. Solely for purposes of this presentation, the "grant date" is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the February 23, 2015 meeting of the Board.
(1) These columns reflect the estimated threshold, target and maximum levels of the potential grants under the short-term incentive plan and the estimated cash portion of the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on February 23, 2015). The actual amounts of the awards (as fixed by action of the Board on February 29, 2016) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 3 to the Summary Compensation Table.
(2) These columns reflect the estimated threshold, target and maximum levels of restricted shares that could have been awarded under the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on February 23, 2015). The estimated number of restricted shares was determined by taking 60% of the projected long-term incentive award and dividing this amount by the market price of the Company's common shares at the end of the Fiscal Year (based on the NASDAQ Official Closing Price of $33.32 for the Company's common shares on December 31, 2015 then rounded up to the nearest whole number 30-share block that is divisible by three).
(3) As noted above and as detailed in the Director Compensation section, as shown later in this document, Mr. Schroeder was awarded a grant of restricted stock of 373 common shares of the Company on December 16, 2015. Subject to his continued service on the Board and satisfaction of certain attendance requirements, the shares will vest on December 5, 2016.
Option Exercises and Stock Vested
The following table provides information on stock relating to grants becoming vested in 2015 with respect to the Named Executive Officers. The stock grants reported below consist of the one-third part of the restricted stock portion of the LTI Awards granted on March 15, 2013, based on performance for the three-year period ending December 31, 2012, the one-third part of the restricted stock portion of the LTI Awards granted on March 17, 2014, based on performance for the three-year period ending December 31, 2013, and the one-third part of the restricted stock portion of the LTI Awards granted on March 16, 2015, based on performance for the three-year period ending December 31, 2014, all of which vested effective December 5, 2015.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	4,400	150,700
Clay W. Ewing	―	―	2,510	85,968
Bradley M. Rust	―	―	1,600	54,800
Randall L. Braun	―	―	1,150	39,388
Keith A. Leinenbach	―	―	1,150	39,388

Outstanding Equity Awards at Fiscal Year-End
The following table includes information regarding the outstanding equity awards of our Named Executive Officers at December 31, 2015.  For this purpose, the number of Stock Awards reported in column (g) represents (a) the unvested portions of the restricted shares granted in 2014 (with respect to corporate performance during the three-year period ended December 31, 2013), (b) the unvested portions of the restricted shares granted in 2015 (with respect to corporate performance during the three-year period ended December 31, 2014) and (c) all of the restricted shares issued in March 2016 (with respect to corporate performance during the three-year period ended December 31, 2015).  The long-term corporate performance scorecards for the three-year period ended December 31, 2014, were established by Board action on February 23, 2015.  The dollar values of the March 2015 scorecard performance targets were determinable as of December 31, 2015 and, therefore, the number of shares actually issued March 15, 2016, in satisfaction of those dollar values (based on the March 14, 2016 fair market value of our common shares) are included in the column (g) figures as if they had been awarded effective December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder	―	―	―	―	―	8,740	291,217	―	―
Clay W. Ewing	―	―	―	―	―	5,060	168,599	―	―
Bradley M. Rust	―	―	―	―	―	3,190	106,291	―	―
Randall L. Braun	―	―	―	―	―	2,300	76,636	―	―
Keith A. Leinenbach	―	―	―	―	―	2,300	76,636	―	―

Nonqualified Deferred Compensation
As noted under “Compensation Discussion and Analysis” above under the section entitled "Retirement/Deferred Compensation Benefits," Messrs. Schroeder, Ewing and Rust participated in the Nonqualified Savings Plan in 2015. In addition, Mr. Rust was the only participant in an Executive Supplemental Retirement Income Agreement that provides for a supplemental retirement benefit (which, as a defined benefit, is disclosed in the "Pension Benefits" section below).
The following table provides information regarding nonqualified deferred contribution and earnings credits for 2015 with respect to the Named Executive Officers.
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mark A. Schroeder (1) (2)	26,125 ―	39,149 ―	(4,186) 41,720	― ―	449,007 378,062
Clay W. Ewing (4)	―	17,023	5,080	―	81,448
Bradley M. Rust (4)	―	7,611	2	―	17,004
Randall L. Braun	―	1,928	―	―	―
Keith A. Leinenbach	―	2,061	―	―	―

(1) Amounts in line (1) relate to the CEO's participation in the Nonqualified Savings Plan. Earnings reported in line (1), column (d), represent the change in market value of the investments in which Mr. Schroeder directs the investment of his account.
(2) Amounts in line (2) relate to the CEO's participation in the Deferred Director Compensation Plan, which has been frozen since December 31, 1996. Earnings reported in line (2), column (d) represent earnings under the Plan.
(3) Amounts in column (c) represent the matching contributions accrued under the Nonqualified Savings Plan in 2015 that will be contributed in 2016.
(4) Earnings reported in column (d) represent the change in market value of the investments in which Mr. Ewing and Mr. Rust each direct the investment of his respective account.
Pension Benefits
Mr. Rust was the only participant in the Executive Supplemental Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of Mr. Rust) of $26,340 per year for fifteen years and an additional $10,000 death benefit. Mr. Rust is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to Mr. Rust's beneficiary under the plan.
The following table provides information regarding benefits and distributions under these pension benefit arrangements with respect to the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	―	―	―	―
Clay W. Ewing	―	―	―	―
Bradley M. Rust	Executive Supplemental Retirement Income Agreement	22	70,203	None
Randall L. Braun	―		―	―
Keith A. Leinenbach	―	―	―	―

Potential Payments on Termination or Change in Control
We are not party to any severance or other employment agreements with Named Executive Officers. In addition, we have not entered into any change in control agreements with any of the Named Executive Officers. The only potential termination/change in control benefits are as follows (determined as if the change in control occurred on December 31, 2015):

•
the 2009 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. No stock options have been issued under the 2009 LTI Plan to the Named Executive Officers; however:

◦
as of December 31, 2015, there was a total of 11,000 shares of restricted stock outstanding that were issued to the Named Executive Officers pursuant to previously granted LTI Awards, 7,290 of which shares will not become vested until December 5, 2016 and 3,710 of which shares will not become vested until December 5, 2017; accordingly, had a change in control occurred as of December 31, 2015, each of the Named Executive Officers would have been entitled to vesting of their then-unvested restricted shares, which would have had the following values (based on the closing price of $33.32 per share on December 31, 2015) as of such date:  Mr. Schroeder, $149,274, Mr. Ewing, $85,632, Mr. Rust, $54,312, Mr. Braun, $38,651, and Mr. Leinenbach, $38,651; and

◦
With respect to the 373 restricted shares granted to Mr. Schroeder as director of the Company on December 16, 2015, such shares were not vested as of December 31, 2015 and had a change in control occurred as of such date, Mr. Schroeder would have been entitled to vesting of such shares which would have had a value of $12,428 (based on a closing price of $33.32 per share on December 31, 2015).

•
as noted under "Compensation Discussion and Analysis" above, under the section entitled "Retirement/Deferred Compensation Benefits," Messrs. Schroeder, Ewing and Rust were participants in the Nonqualified Savings Plan as of December 31, 2015. If elected by the participant, he (or his beneficiary) will receive a lump sum or installment distribution of his deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability. In the event of a change in control of the Company, any unvested amounts allocated to a participant's account shall become fully vested (the Named Executive Officers have elected to receive their account balances under the Nonqualified Savings Plan (account balances as of December 31, 2015 are disclosed in column (f) of the Nonqualified Deferred Compensation table, above) as follows: in a single lump sum payment upon the attainment of normal retirement age as defined under the Nonqualified Savings Plan (Messrs. Schroeder, Ewing and Rust). In addition, Mr. Rust has elected to receive his benefits in a single lump sum payment upon a change in control of the Company); and

•
as noted under the Pension Benefit disclosure above, Mr. Rust's accrued benefit under the Executive Supplemental Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. Payment of the benefits under this Agreement is conditioned on Mr. Rust not violating a non-competition covenant under the Agreement (the present value of the accumulated benefit as of December 31, 2015 is disclosed in column (d) of the Pension Benefit table, above).

Director Compensation
The Company compensates its directors for their service to the Company and the Company's subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. The Board’s Governance/Nominating Committee made a recommendation with respect to director compensation for the new twelve-month service period to the Board and the Board approved such recommendation at its annual reorganization meeting on June 29, 2015.
For services of directors during the current annual period that commenced July 1, 2015, the Company compensates its directors, including the CEO, through an annual retainer of $25,000 paid in cash during 2015 in a lump sum (which was earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and an additional attendance fee of $600 for each meeting of the Board that is attended during this period and $600 for each committee meeting that is attended during this period (with the exclusion of the CEO who does not receive attendance fees for meetings of committees for which he is an ex officio member). For services of directors during 2015, the Company also paid a lead director fee of $7,500 and annual committee chairman fees of (i) $3,500 for the Compensation/Human Resources and Credit Risk Management Committees and (ii) $5,000 for the Audit Committee. For services of directors during the period that commenced July 1, 2014 and ended June 30, 2015, the Company compensated its directors, including the CEO, through annual retainers paid in cash in a lump sum during 2014 in the amount of $25,000. The Company also paid an additional $600 attendance fee for each meeting of the Board that was attended during the entirety of that period and $600 for each committee meeting that was attended during the entirety of that period (with the exclusion of the CEO who does not receive attendance fees for meetings of committees for which he is an ex officio member).
Members of the Board who serve as Board representatives of a regional advisory board of directors receive attendance fees of $600 for each meeting actually attended, with the exclusion of the CEO who is not eligible for such attendance fees. Directors attending concurrent meetings of the Board and the board of directors of German American Bancorp (our bank subsidiary) are eligible to receive a single attendance fee of $600 for each combined meeting actually attended. Members of the Board who are not employees of the Company attending the sequential meetings of the Trust Committee, German American Insurance, Inc. and German American Investment Services, Inc. are eligible to receive a single attendance fee of $600 for each combined meeting actually attended.
On December 16, 2015, the Board granted 373 shares of restricted common stock of the Company as an additional retainer to the current members of the Board of Directors, including Mark A. Schroeder, the Company’s Chief Executive Officer, under the 2009 Equity Incentive Plan. Accordingly, 373 shares of common stock of the Company (restricted as to transferability and vesting under the terms of the Board resolutions granting the awards) were issued to each of the Company’s 11 directors (including Mr. Schroeder) effective as of the close of business on December 16, 2015, or an aggregate of 4,103 shares. Under the terms of the award resolutions, none of the grants of restricted stock will be transferable prior to December 5, 2016, and each award will be forfeited and all shares issued under the award will be canceled should the holder of the award not continue in service as a director of the Company through December 5, 2016, for any reason other than death or disability, or (for any reason other than disability) if the director were to fail to attend in person 75 percent of the meetings of the boards and committees on which he or she was a member during the period commencing on January 1, 2016, through December 5, 2016, or were to fail to attend (other than by reason of disability or illness or bona fide emergency) the Company's annual meeting of shareholders held in 2016. Notwithstanding the above vesting standards, the Board retains the discretion to waive the forfeiture provisions or accelerate vesting.
The table below shows all compensation paid during 2015 to our directors who served during 2015 and who were not also Named Executive Officers in 2015. Please note that Mr. Schroeder is the only Named Executive Officer who is also a director. Mr. Schroeder's cash director fees of $31,600 in 2015 are reported in the "All Other Compensation" column of the Summary Compensation Table, shown previously, while his restricted stock grant of 373 shares on December 16, 2015 is reflected in the Stock Awards column of the Summary Compensation Table, shown previously.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards	Non-Equity Incentive Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Douglas A. Bawel	35,800	12,499	―	―	―	―	48,299
Christina M. Ernst	35,200	12,499	―	―	―	―	47,699
Marc D. Fine	44,700	12,499	―	―	―	―	57,199
U. Butch Klem	49,900	12,499	―	―	―	―	62,399
J. David Lett	35,200	12,499	―	―	―	―	47,699
Chris A. Ramsey	33,400	12,499	―	―	―	―	45,899
M. Darren Root	40,200	12,499	―	―	―	―	52,699
Thomas W. Seger	44,700	12,499	―	―	―	―	57,199
Raymond W Snowden	41,800	12,499	―	―	―	―	54,299
Michael J. Voyles	34,600	12,499	―	―	―	―	47,099

(1) See description above regarding the grant on December 16, 2015 of 373 restricted shares to each of the directors (including Mr. Schroeder). Subject to the continued service and attendance obligations described above, such restricted shares will vest on December 5, 2016.

TRANSACTIONS WITH RELATED PERSONS
Since January 1, 2015, we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this Proxy Statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, executive officers or members of their immediate families had (or would have) a direct or indirect material interest, except for payments for legal services rendered by Mr. Fine’s law firm (described below) and for those transactions that are not required to be separately reported under the rules of the SEC for disclosure of related person transactions.
Mr. Fine, a Director of the Company, is a partner in the Evansville, Indiana office of the law firm Jackson Kelly PLLC. This law firm from time to time represents the interests of the Company and its subsidiaries in legal matters arising in the Evansville area. During 2015, the fees and expenses paid to Mr. Fine’s law firm (primarily in relation to matters that were not being handled by Mr. Fine personally) were approximately $136,000. These fees represent less than 1% of the total fees received by Jackson Kelly PLLC during 2015. The Governance/Nominating Committee of the Board has determined that the relationship between Jackson Kelly PLLC and the Company does not prevent Mr. Fine from being an “independent director,” as defined in the NASDAQ listing standards.
The Company's bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These loans have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).
As required by the listing standards of NASDAQ, the Audit Committee of our Board has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions.

Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, executive officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000. Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:

•
loan transactions of our Company's bank subsidiary in which our directors, executive officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•	payments of dividends made by us to our directors and our Named Executive Officers solely as a result of their ownership of our common shares;

•	compensation paid by us to our directors and to our "Named Executive Officers" that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any executive officer (other than a Named Executive Officer) if he or she is not an immediate family member of another executive officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

PROPOSAL 2
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its charter, the Audit Committee of our Board has selected the firm of Crowe Horwath LLP ("Crowe Horwath"), an independent registered public accounting firm, to be the Company's auditors for the fiscal year ending December 31, 2016, and our Board is asking shareholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the shareholders approve the selection of Crowe Horwath as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not approve the selection, the Audit Committee will reconsider the retention of Crowe Horwath, but ultimately may decide to retain Crowe Horwath as the Company's independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Before selecting Crowe Horwath, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Crowe Horwath in all of these respects. The Company has been advised by Crowe Horwath that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Crowe Horwath served as independent registered public accounting firm for the Company with respect to the audits of the Company's consolidated financial statements and internal control over financial reporting for 2015 and has been engaged by the Company's Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company's consolidated financial statements and internal control over financial reporting for 2016. Representatives of Crowe Horwath will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Our Board recommends that shareholders vote "FOR" approval of the appointment of Crowe Horwath as the Company's independent registered public accounting firm for fiscal 2016.
Required Vote of Shareholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Crowe Horwath.

Our Board recommends that you vote FOR the proposal to approve Crowe Horwath as the Company's registered independent public accounting firm for 2016 (Proposal 2 on the proxy card).

SECTION 16(A): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company's Common Shares and other equity securities. On the basis of information submitted by the Company's directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal 2015 and (except as disclosed in prior years' proxy statements) for prior years, except for the inadvertent failure of Director Root to timely report a single purchase of common stock.
SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
A shareholder desiring to submit a proposal for inclusion in the Company's proxy statement for the annual meeting of shareholders to be held in the year 2017 must deliver the proposal so that it is received by the Company no later than December 2, 2016. Proposals should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, P. O. Box 810, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested. If notice of any other shareholder proposal intended to be presented at our 2017 annual meeting of shareholders is not received by the Company on or before February 15, 2017, the proxy solicited by our Board for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal.

001CSN1F90

German American Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_______________

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000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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ADD 6

02 - Douglas A. Bawel

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2016.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/GABC**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposal 2.

Proposal 1: To Elect Six (6) Directors

Class I Nominees. To hold office until the annual meeting of shareholders in 2019:

	For	Withhold
01 - Lonnie D. Collins	☐	☐
02 - Marc D. Fine	☐	☐
03 - J. David Lett	☐	☐
04 - Thomas W. Seger	☐	☐

Class II Nominee. To hold office until the annual meeting of shareholders in 2017:

	For	Withhold
05 - Chris A. Ramsey	☐	☐

Class III Nominee. To hold office until the annual meeting of shareholders in 2018:

	For	Withhold
06 - Douglas A. Bawel	☐	☐

	For	Against	Abstain
Proposal 2: Approval, on an advisory basis, of the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 2 6 9 4 3 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02AT1D

German American Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposal 2.

Proposal 1: To Elect Six (6) Directors

Class I Nominees. To hold office until the annual meeting of shareholders in 2019:

	For	Withhold
01 - Lonnie D. Collins	☐	☐
02 - Marc D. Fine	☐	☐
03 - J. David Lett	☐	☐
04 - Thomas W. Seger	☐	☐

Class II Nominee. To hold office until the annual meeting of shareholders in 2017:

	For	Withhold
05 - Chris A. Ramsey	☐	☐

Class III Nominee. To hold office until the annual meeting of shareholders in 2018:

	For	Withhold
06 - Douglas A. Bawel	☐	☐

	For	Against	Abstain
Proposal 2: Approval, on an advisory basis, of the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 6 9 4 3 9 2